Exhibit 10.4
GATX CORPORATION
2004 EQUITY INCENTIVE COMPENSATION PLAN
RESTRICTED COMMON STOCK AGREEMENT
     THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and GATX Corporation (the “Company”).
     WHEREAS, the Company maintains the GATX Corporation 2004 Equity Incentive Compensation Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Common Stock Award (which is a Full Value Award) under the Plan;
     NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1.	Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

The “Participant” is

The “Grant Date” is .

The “Vesting Date” is .

Other terms used in this Agreement are defined pursuant to paragraph 12 or elsewhere in this Agreement. Capitalized terms not defined herein shall have the meaning ascribed thereto in the Plan.

2.	Award. Subject to the terms of the Plan and this Agreement the Participant is hereby granted Restricted Common Stock Rights (“Rights”). Six months following the Grant Date, GATX will exchange the Rights for an equal number of shares of Restricted Common Stock. Subject to the vesting requirements set forth in paragraph 4 hereof, the shares of Restricted Common Stock will be issued in electronic form in the Participant’s name and placed into a non-dividend paying book account with the Company.

3.	Voting Rights and Dividends. The Participant shall not be entitled to vote the Restricted Common Stock Rights. Once the shares of Restricted Common Stock are exchanged for the Rights, the Participant shall be entitled to vote the shares.

An account shall be established for the Participant, to which shall be credited dividend equivalents equal to the product of (a) the number of shares of the Participant’s Restricted Common Stock and (b) the dividend declared on a single share of the Company’s Common Stock during the vesting period described in paragraph 4 hereof. To the extent he becomes vested in the Restricted Common

Stock, the Participant shall be entitled to a distribution of the dividend equivalents credited to his account, subject to any adjustment made by the Committee as contemplated by subparagraph (4)(b)(ii) hereof. All dividend equivalents paid will be considered ordinary income and will be subject to supplemental withholding rates for federal, state and applicable FICA taxes.
4.	Vesting, Transfer and Forfeiture of Restricted Common Stock.
(a)	Except as provided in paragraph (b), (i) the Participant shall become entitled to all of the Restricted Common Stock which has been issued in the Participant’s name (as set forth in paragraph 2 hereof) on the Vesting Date and the shares shall be distributed promptly thereafter, (ii) however, if the Participant’s Date of Termination occurs prior to the Vesting Date, the Participant shall forfeit all non-vested shares.

(b)	Notwithstanding the foregoing provisions of this paragraph 4, the Participant shall become vested in the Restricted Common Stock, and become owner thereof free of all restrictions otherwise imposed by this Agreement, as follows:
(i)	If the Participant’s employment is involuntarily terminated by the Company other than for Cause not less than 18 months following the Grant Date, he or she will be entitled to a pro rata portion of the Restricted Common Stock based on his or her length of employment during the Restricted Period. The pro rata portion of the Restricted Common Stock shall equal the product of:
(A)	the number of shares of Restricted Common Stock which has been issued to the Participant hereunder; and

(B)	a fraction (not greater than one), the numerator of which shall be the number of months the Participant is employed by the Company or its Subsidiaries during the period beginning on the Grant Date and ending on the Date of Termination and the denominator of which shall be the number of months in the Restricted Period
Following a distribution in accordance with this subparagraph (i), the Participant shall have no further rights under this Agreement.
(ii)	If the Participant’s Date of Termination occurs by reason of the Participant’s death, Retirement or Disability, the Participant shall be entitled to a pro rata portion of the Restricted Common Stock based on his or her length of employment during the Restricted Period. The pro rata portion of the Restricted Common Stock shall equal the product of:

(A)	the number of shares of Restricted Common Stock which has been issued to the Participant hereunder; and

(B)	a fraction (not greater than one), the numerator of which shall be the number of months the Participant is employed by the Company or its Subsidiaries during the period beginning on the Grant Date and ending on the Date of Termination and the denominator of which shall be the number of months in the Restricted Period
Provided, however, that if a Participant’s Date of Termination occurs by reason of the Participant’s death, Retirement or Disability, as described in the first sentence of this subparagraph (ii), the Committee may, in its sole discretion, increase the number of shares of Restricted Common Stock to which the Participant is entitled.
Following a distribution in accordance with this subparagraph (ii), the Participant (or the Participant’s Designated Beneficiary or estate as appropriate) shall have no further rights under this Agreement.
(iii)	Subject to the provisions of paragraph 4.2(f) of the Plan (relating to the adjustment of shares), if a Change in Control occurs prior to a Participant’s Date of Termination and before the end of the Restricted Period, and within two years after the occurrence of the Change in Control the Participant’s Date of Termination occurs by reason of discharge by the Participant’s employer without Cause or the Participant resigns from employment with the employer for Good Reason, the Participant shall, except as provided in subparagraph (iv), become fully vested in all shares of Restricted Common Stock granted prior to the Change in Control and held by the Participant as of the Date of Termination. These shares of Restricted Common Stock shall be distributed to the Participant free and clear of all restrictions as soon as practicable following the Date of Termination, and the Participant shall have no further rights under this Agreement.

(iv)	With respect to any shares of Restricted Common Stock that become vested pursuant to subparagraph (iii) in connection with a Change in Control described in paragraph 5(e) of the Plan with respect to a Participant as described therein relating to certain transactions involving a Subsidiary or business segment, as soon as practicable following the Date of Termination, the Participant shall receive a distribution, free and clear of all restrictions, of the following number of shares of common stock as follows:

(A)	If the Date of Termination occurs during the first year of the Restricted Period, the Participant shall be entitled to receive shares equal in number to one-third (1/3) of his or her Restricted Stock.

(B)	If the Date of Termination occurs during the second year of the Restricted Period, the Participant shall be entitled to receive shares equal in number to two-thirds (2/3) of his or her Restricted Stock.

(C)	If a Date of Termination occurs during the third year of the Restricted Period, such Participant shall be entitled to receive shares equal in number to the total of all of his or her Restricted Stock
Following a distribution in accordance with this paragraph (iv), the Participant shall have no further rights under this Agreement.
(v)	For purposes of subparagraphs (iii) and (iv), if, as a result of a Change in Control described in paragraph 5(e) of the Plan, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, immediately following the Change in Control, employed by the Company or an entity that is then a Subsidiary, then the occurrence of the Change in Control shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer without Cause.
(c)	Restricted Common Stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the Participant becomes fully vested in such shares.
5.	Withholding. The granting and vesting of shares of Stock under this Agreement are subject to withholding of all applicable taxes. Subject to such rules and limitations as may be established by the Committee from time to time, the Participant may satisfy his or her withholding obligations through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that, except as otherwise provided by the Committee, such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

6.	Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If the Designated Beneficiary survives the Participant but dies before the exercise of all rights or the complete distribution of benefits under this Agreement, then any remaining rights and any remaining benefit distribution shall be exercisable by or distributed to the legal representative of the estate of the Designated Beneficiary.
7.	Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement shall be final and binding on all persons.

8.	Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Director, Compensation of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

9.	Not an Employment Contract. The Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

10.	Notices. Any written notices provided for in this Agreement or the Plan shall be provided in accordance with paragraph 10(a) or 10(b), as applicable and, if provided to the Company, shall be addressed as follows:
GATX Corporation
222 West Adams Street
Chicago, IL 60606-5314
(a)	Any notice required by the Participant pursuant to the definition of Good Reason, as described below, shall be in writing given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Senior Vice President, Human Resources and shall be effective when actually received.

(b)	All other notices shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Any such notice sent by mail shall be deemed received three business days after mailing, but in no event later than the date of actual receipt and shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the Director, Compensation.
11.	Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the parties.

12.	Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

Cause. The term “Cause” shall mean (i) the willful and continued failure of the Participant to perform the Participant’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct in the course of his or her discharge of duties for the Company. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief, that the Participant’s action or omission was in the best interests of the Company.

Change in Control. The term “Change in Control” shall have the meaning ascribed to it in Section 5 of the Plan.

Date of Termination. The term “Date of Termination” means the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.

Designated Beneficiary. The beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.

Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is considered to be “disabled” as that term is defined in the Company’s long term disability plan.

Good Reason. The term “Good Reason” shall mean the occurrence of one or more of the following conditions without the consent of the Participant:
(a)	A material diminution in the Participant’s base compensation, compared with the Participant’s base compensation in effect immediately prior to the consummation of a Change in Control.

(b)	A material diminution in the Participant’s authority, duties, or responsibilities, compared with the authority, duties, and responsibilities of the Participant immediately prior to the consummation of a Change in Control.

(c)	The Participant is required to report to a supervisor with materially less authority, duties, or responsibilities than the authority, duties, and responsibilities of the supervisor who had the greatest such authority, duties, and responsibilities at the time the Participant was required to report to such supervisor during the 120-day period immediately preceding the consummation of a Change in Control.

(d)	A material diminution in the budget over which the Participant retains authority, compared with the most significant budget, if any, over which the Participant had authority at any time during the 120-day period immediately preceding the consummation of a Change in Control.

(e)	A material change in the geographic location at which the Participant must perform services.

(f)	Any other action or inaction by the Company that constitutes a material breach of any change of control agreement between the Company and the Participant that is in effect when a Change in Control occurs.
If (I) the Participant provides written notice to the Company of the occurrence of Good Reason within a reasonable time (not more than 90 days) after the Participant has knowledge of the circumstances constituting Good Reason, which notice specifically identifies the circumstances which the Participant believes constitute Good Reason; (II) the Company fails to notify the Participant of the Company’s intended method of correction within a reasonable period of time (not less than 30 days) after the Company receives the notice, or the Company fails to correct the circumstances within a reasonable period of time after such notice (except that no such opportunity to correct shall be applicable if the circumstances constituting Good Reason are those described in paragraph (e) above, relating to relocation); and (III) the Participant resigns within a reasonable time after receiving the Company’s response, if such notice does not indicate an intention to correct such circumstances, or within a reasonable time after the Company fails to correct such circumstances (provided that in no event may such termination occur more than two years after the initial existence of the condition constituting Good Reason); then the Participant shall be considered to have terminated for Good Reason.
Restricted Period for the Restricted Common Stock Units and Restricted Common Stock shall begin on the Grant Date and end on third anniversary of the Grant Date.
Retirement. “Retirement” of the Participant means retirement on a “Retirement Date,” as that term is defined in the GATX Corporation Non-Contributory Pension Plan for Salaried Employees (the “Pension Plan”).
        IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.
Participant:

GATX Corporation

By:
Its:	Chairman, President and CEO